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                                                                    Exhibit 10.3

                            CONFIDENTIALITY AGREEMENT

         THIS IS A CONFIDENTIALITY AGREEMENT (the "Agreement"), dated as of August 24, 2000 (the "Effective Date"), among West Pharmaceutical Services, Inc., a Pennsylvania corporation, ("West") with offices at 101 Gordon Drive, Lionville, PA, 19341, and its wholly owned subsidiaries West Pharmaceutical Services Drug Delivery & Clinical Research Centre Ltd., a corporation organized under the laws of England and Wales, ("West/Nottingham") with offices at Albert Einstein Centre, Highfields Science Park, Nottingham, NG7 2TN, United Kingdom, and West Pharmaceutical Services Lakewood, Inc., a Delaware corporation with offices at 1200 Paco Way, Lakewood, New Jersey 08701 ("West/Lakewood"); Paramount Capital Investments, LLC, a New York limited liability corporation, ("Paramount") with offices at 787 Seventh Avenue, New York, New York 10019, and Innovative Drug Delivery Systems, Inc., a Delaware corporation, ("IDDS") with offices at 787 Seventh Avenue, New York, New York 10019. Each Party hereto may be referred to herein as a "Party" or collectively as "Parties."

                                   Background

         West (directly and through its subsidiaries) is engaged in, among other things, the research and development of novel means of delivering pharmaceutical compounds using its patented and proprietary drug-delivery technology. IDDS desires to conduct and fund further research and development activities with respect to West's technology with a view toward commercialization of certain identified products for the treatment of pain in humans and animals (the "Projects"). To this end IDDS, West and West/Nottingham have entered into a License Agreement (the "License Agreement") dated as of the Effective Date, and the Parties intend to enter into other agreements in the future relating to the Projects.

         In connection with these agreements and the activities conducted under them, it will be necessary for the parties to disclose to the others certain confidential and proprietary information. The parties wish to enter into this Agreement to govern the treatment of Confidential Information (as defined herein) relating to the Projects.

                                    Agreement

         Accordingly, intending to be legally bound, the Parties agree as follows:

 1. As used in this Agreement, the term "Confidential Information" means information that any Party desires to maintain as confidential or secret, which is supplied or provided to any other Party, including without limitation scientific, clinical, regulatory, marketing, financial and commercial information, data or results, whether communicated in writing or by other means (including orally or by visual observation of a Party's facilities or processes, if confirmed in writing within 30 days). Confidential Information shall include without limitation any confidential portions of Background IP and Program IP (as such terms are defined in the License Agreement).

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 2.  Each Party will keep all Confidential Information confidential and use
     Confidential Information only for the purposes of the Projects and not for the benefit of any third party. Without the prior written consent of the disclosing Party, no Party will analyze, have analyzed or otherwise attempt to determine the composition or structure of any samples, nor disclose any Confidential Information to any third party other than its directors, officers and employees who need to know the Confidential Information for the purpose stated above; provided, that a receiving Party may disclose Confidential Information to third parties where (a) it is necessary and appropriate to further the purposes of the Projects and the development, commercialization and sale of products to the benefit of the disclosing Party, and (b) before such disclosure such third party enters into a written agreement which provides that such Confidential Information shall be held confidential and not disclosed or used for any purpose other than as set forth herein, such written agreement to contain terms and conditions no less stringent than those of this Agreement.

 3. All written disclosures of Confidential Information considered confidential by the disclosing Party shall bear the notation
     "Confidential." All non-written disclosures of Confidential Information shall be confirmed by the disclosing Party in writing as being confidential within thirty (30) days following the non-written disclosure. The written confirmation shall identify the particular Confidential Information, state that it is considered confidential, and shall be addressed to the persons who received such non-written disclosures.

 4. Each person who receives Confidential Information shall be informed that the Confidential Information is considered confidential and shall have agreed to be bound by the terms and conditions of this Agreement. Each Party shall ensure that Confidential Information is not used or disclosed except as permitted by this Agreement and shall be responsible for any breach of this Agreement by its directors, officers or employees.

 5. The receiving Party shall take all reasonable steps, including, but not limited to, those steps taken to protect its own information, data or other tangible or intangible property that it regards as proprietary or confidential, to insure that the Confidential Information is not disclosed or duplicated for the use of any third party. The receiving Party shall also take all reasonable steps to prevent its employees, or any others having access to the Confidential Information, from disclosing or making unauthorized use of any Confidential Information, or from committing any acts or omissions that may result in a violation of this Agreement. The receiving Party shall indemnify the disclosing Party for any breach of this Agreement by its employees or the employees of its affiliates or sublicensees.

 6. All Confidential Information shall remain the property of the disclosing Party, except for analysis, studies or other documents prepared by or for the receiving Party. Upon the written request of the disclosing Party (a) all tangible Confidential Information (including all copies thereof), except analyses, studies and other documents prepared by or for the benefit of the receiving Party, shall be promptly returned to the disclosing Party, and (b) all analyses, studies and other documents prepared by or for the benefit of the receiving Party (including all copies thereof) which are within the definition of Confidential Information shall be destroyed; provided, however, that the receiving Party may retain one copy of such Confidential Information for its records to ensure compliance hereunder.


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 7.  The obligations of confidentiality and non-use set forth in this Agreement shall not apply to any portion of the Confidential Information which:

     7.1. is or becomes available to the general public other than through the act or default of any Party or its agents;

     7.2. is obtained by a Party from a third party who (i) is rightfully in possession of the Confidential Information and (ii) does not violate any obligation of confidentiality or non-use by disclosing such Confidential Information;

     7.3. is in the receiving Party's possession prior to disclosure by the disclosing Party;

     7.4. is independently developed by a Party without use of or access to any other Party's Confidential Information; or

     7.5. is disclosed by a Party pursuant to a requirement of law, provided that such receiving Party has complied with the provisions of paragraph 8 below.

 8. If a Party is requested or required by any legal process (such as deposition, interrogatories, requests for information, documents or admissions, subpoenas, or the like) to disclose any other Party's Confidential Information, the receiving Party will immediately notify the disclosing Party. The disclosing Party may seek an appropriate protective order and/or waive the receiving Party's obligation to comply with this Agreement. The receiving Party will fully cooperate with all efforts to obtain any such order or other remedy. If no protective order is obtained and the recipient has not received a waiver hereunder before one (1) business day prior to the time the recipient must disclose Confidential Information or else stand liable for contempt or suffer other sanction or penalty, the receiving Party may disclose to the minimum extent legally required the requested Confidential Information; the receiving Party will use its best efforts to have such disclosed Confidential Information treated as confidential.

 9. Except with the written consent of the other Party, other than as permitted by paragraph 2 above neither Party will disclose to any third party (a) that Confidential Information has been made available or that discussions or negotiations may be taking place among the Parties with respect to the Projects, or (b) the terms, conditions, status or other aspects of any such negotiations, whether pending or concluded, among the Parties.

 10. Nothing herein shall be construed as giving any Party any right, title or interest in or ownership of any other Party's Confidential Information. With respect to any Confidential Information which is or becomes public information or is now or hereafter becomes covered by any patent, each Party's rights with respect thereto shall be subject to all rights of the patent owner and/or licensee.

 1l. Specific information disclosed as part of Confidential Information shall not be considered available to the general public or in the prior possession of recipient merely because it is embraced by more general information available to the general public or in the prior possession of any Party.


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 12. Publication. In the event a Party chooses to publish any data relating to the technology disclosed hereunder (including without limitation the submission of such proposed publication to a journal, editor, selection or review committee or other person for a conference, symposium or other public meeting, or other third person), the publishing Party shall, at least four weeks in advance of any such publication, submit to the other Parties for review the text of any such proposed oral or written publication, including any abstract. The other Party may request in writing further delay of the proposed publication for up to an additional three months for purposes of allowing either Party to complete development necessary for filing a patent application and to file such a patent application. The terms of this Section shall not supersede the obligations of confidentiality set forth in this Agreement.

 13. Publicity. Neither West, West/Nottingham or West/Lakewood, on the one hand, nor Paramount or IDDS, on the other hand, shall issue any press release or other public statement, or any communication or response to a third Party, whether oral or written, disclosing the existence of this Agreement or any other agreement or information or activity relating to the activities among the Parties without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that no Party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation, in which case, the disclosing Party shall provide the other Party reasonable prior written notice of such required disclosure.

 14. Use of Names. Neither West, West/Nottingham or West/Lakewood, on the one hand, nor Paramount or IDDS, on the other hand, will, without the prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party, or owned by an affiliate of the other Party, in any publication, publicity, advertising or otherwise, except where required by law.

 15. The Parties recognize and acknowledge the competitive value and confidential nature of the other's Confidential Information and the irreparable damage that could result if Confidential Information is disclosed in violation of this Agreement. Each Party may institute appropriate proceedings to enforce its rights hereunder. The Parties acknowledge and agree that money damages would not be a sufficient remedy for any violation of this Agreement and, accordingly, either Party shall be entitled, in addition to any monetary damages, to specific performance and injunctive relief as remedies for any violation of this Agreement. These remedies shall not be exclusive but shall be in addition to all other remedies available at law or in equity.

 16. This Agreement constitutes the entire agreement among the Parties and supersedes and replaces all prior discussions, agreements and rights relating to the subject matter hereof The Parties agree that all Confidential Information disclosed between the Parties under the Confidentiality Agreement between West and Paramount dated August 31, 1999 shall be considered Confidential Information covered by the terms of this Agreement.

 17. This Agreement may be amended only by a written instrument signed by the Parties.


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 18. This Agreement may not be assigned by any Party without the prior written consent of the other Parties, provided however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any purported assignment in violation of the preceding sentence: shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

 19. This Agreement, and, any interpretation, dispute or controversy arising out of this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, U.S.A., without regard to the conflicts of laws principles thereof.

 20. Any waiver by any Party of any provision of this Agreement shall not be construed or deemed to be a waiver of any other provision of this Agreement of a waiver of any subsequent breach of the same provision.

 21. This Agreement has been executed by each Party's authorized signatory.

 22. This Agreement shall be binding upon and enforceable by the Parties and their successors and permitted assigns until the date five (5) years after the expiration of the License Agreement.

INNOVATIVE DRUG DELIVERY SYSTEMS,           PARAMOUNT CAPITAL INVESTMENTS, LLC.
INC.


By:  /s/ Mark C. Rogers                     By:  /s/ Lindsay A. Rosenwald
   ---------------------------------           ---------------------------------
Name: Mark C. Rogers, M.D., Chairman           Lindsay A. Rosenwald, M.D.,
                                               Chairman




WEST PHARMACEUTICAL SERVICES, INC.          WEST PHARMACEUTICAL SERVICES DRUG
                                            DELIVERY & CLINICAL RESEARCH CENTRE,
                                            LTD.




By:   /s/ Donald E. Morel                   By:  /s/ Donald E. Morel
    --------------------------------           ---------------------------------
    Donald E. Morel, Division President,       Donald E. Morel, Chairman
    Drug Delivery Systems



WEST PHARMACEUTICAL SERVICES LAKEWOOD, INC.


By:   /s/ Robert S. Hargesheimer
    ---------------------------------
    Robert S. Hargesheimer, General Manager


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